Exhibit 99.1

News Release FOR IMMEDIATE RELEASE	General Growth Properties, Inc. 110 N. Wacker Dr. Chicago, Illinois 60606 312.960.5000 TEL 312.960.5484 FAX
CONTACT:
Timothy Goebel
Director, Investor Relations
General Growth Properties
(312) 960-5199
General Growth Announces Capital Roadmap for 2008 and 2009
Chicago, Illinois, January 8, 2008 — General Growth Properties, Inc. (NYSE: GGP) announced today additional disclosure of its financing and capital plans in order to provide investors and the financial community a better basis for evaluating the Company’s ability to refinance upcoming maturing debt. “Lender interest in our mall properties continues to be active, and we have many sources for capital to refinance our upcoming obligations,” said Bernie Freibaum, GGP CFO.
As of the end of 2007, GGP had $2.621 billion of company portfolio debt maturing in 2008 and $3.344 billion of company portfolio debt maturing in 2009. Of this, $359 million of 2008-2009 maturing debt has already been refinanced.
The debt maturing in 2008 includes $1.816 billion of mortgage and other secured debt, $722 million of remaining bridge acquisition debt, and $83 million of notes. The Company estimates that property-level income, a measure used by lenders for financing purposes, will be approximately $365 million in the twelve months following the maturity date of the debt maturing in 2008. Using an average capitalization rate of 7.5% to determine loan capacity, the properties would have a value for financing purposes of $4.867 billion. Accordingly, the maturing 2008 mortgage debt of $1.816 billion represents approximately 37.3% of the financing value of the properties.
The debt maturing in 2009 includes $2.744 billion of mortgage and other secured debt and $600 million of notes. The Company estimates that property-level income will be approximately $415 million in the twelve months following the maturity date of the debt maturing in 2009. Using an average capitalization rate of 7.5% to determine loan capacity, the properties would have a value for financing purposes of $5.533 billion. Accordingly, the maturing 2009 mortgage debt of $2.744 billion represents approximately 49.6% of the financing value of the properties.
We are currently negotiating the terms of the agreements to refinance debt maturing in 2008. The terms of these new long term fixed rate mortgage loans include expected loan amounts equal to approximately 50%-60% of property value for financing purposes, capitalization rates well below 7.5%, and interest rates of approximately 5.75%. As a result, although agreements to refinance debt maturing in 2008 and 2009 have not been reached, we currently believe that over the next two years the Company will generate significant excess proceeds from the refinancing of the $4.56 billion of maturing mortgage debt.
The Company also owns unencumbered income producing and development in progress properties that the Company believes have a value for financing purposes of at least $2.5 billion. In addition, the Company has maintained since 2004 that the Company would sell certain office assets upon expiration of tax-related restrictions in 2008, and the Company is currently offering for sale a number of suburban office buildings. Further, the Master Planned Community land is substantially unencumbered.
Future development expenditures, including expenditures for projects under consideration, are currently expected to total approximately $1.3 billion in 2008 and $1.0 billion in 2009. Those expenditures could be reduced, however, as conditions may warrant.
To summarize, the Company believes that excess proceeds from refinancing maturing mortgages, new financing on currently unencumbered operating assets, new construction loans on future development projects, proceeds from the sale of office buildings and cash from operations will, in the aggregate, be more than sufficient to meet the Company’s cash needs in 2008 and 2009.
“We remain confident that we will have sufficient capital to pursue our expansion plans, which primarily focus on redeveloping existing properties, but also include a few ground up developments. As we execute these plans, we will continue to weigh these decisions carefully and to operate in the best interests of our stockholders,” said John Bucksbaum, Chairman and CEO of GGP.
The amounts included in this press release for debt maturing in 2008 and 2009 have not been calculated in accordance with generally accepted accounting principles (GAAP). If such amounts were reconciled to GAAP, the Company believes the reconciling items would be quantitatively and qualitatively immaterial and that such debt amounts disclosed approximate the GAAP amounts.
GGP is one of the largest U.S.-based publicly traded Real Estate Investment Trusts (REIT) based upon market capitalization. The Company currently has ownership interest in, or management responsibility for, a portfolio of more than 200 regional shopping malls in 45 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the Company website at http://www.ggp.com.
This press release contains forward-looking statements, including information regarding our expected liquidity and future financing transactions that have not yet closed. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of indebtedness and interest rates, market conditions, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Form 10-K, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.

GENERAL GROWTH PROPERTIES, INC.
DEBT MATURITY AND CURRENT AVERAGE INTEREST RATE SUMMARY
AS OF DECEMBER 31, 2007
(dollars in thousands)

	Consolidated				Unconsolidated			Company
	Properties				Properties (a)			Portfolio
			Current			Current			Current
			Average			Average			Average
	Maturing		Interest		Maturing	Interest		Maturing	Interest
Year	Amount (b)		Rate (c)		Amount (b)	Rate (c)		Amount (b)	Rate (c)
2008	$2,417,017		5.43%		$204,287	6.89%		$2,621,304	5.55%
2009	3,098,368		5.40%		246,007	7.11%		3,344,375	5.53%
2010	3,914,306		5.18%		633,364	5.23%		4,547,670	5.19%
2011	7,138,295		6.28%		1,075,580	6.01%		8,213,875	6.24%
2012	3,857,169		5.17%		777,005	5.50%		4,634,174	5.23%
2013	2,593,489		6.02%		48,466	5.27%		2,641,955	6.01%
2014	255,601		5.11%		3,934	11.81%		259,535	5.21%
2015	195,787		5.21%		599	11.36%		196,386	5.23%
2016	229,017		6.61%		—	0.00%		229,017	6.61%
2017	104,708		7.19%		47,313	6.24%		152,021	6.89%
Subsequent	273,436		6.86%		11,303	7.99%		284,739	6.91%

Totals	$24,077,193		5.69%		$3,047,858	5.87%		$27,125,051	5.71%

Fixed Rate (e)	20,829,736		5.52%		2,750,680	5.67%		23,580,416	5.54%
Variable Rate (e)	3,247,457		6.76%		297,178	7.73%		3,544,635	6.84%

Totals	$24,077,193	(d)	5.69	%(f)	$3,047,858	5.87	%(f)	$27,125,051	5.71	%(f)

Average Years to Maturity
Fixed Rate Debt	3.90 years	3.93 years	3.90 years

Variable Rate Debt	5.05 years	3.22 years	4.90 years

All GGP Debt	4.05 years	3.86 years	4.03 years

(a)	Reflects the Company’s share of debt relating to the properties owned by the Unconsolidated Real Estate Affiliates.

(b)	Excludes principal amortization.

(c)	Reflects the current variable contract rate as of December 31, 2007 for all variable rate loans.

(d)	Total debt has not been reconciled to GAAP. If such amounts were reconciled to GAAP, the Company believes the reconciling items would be quantitatively and qualitatively immaterial and that such debt amounts disclosed approximate the GAAP amounts.

(e)	Includes the effects of interest rate swaps.

(f)	Rates include the effects of deferred finance costs and the effect of a 360 day rate applied over a 365 day period.

General Growth Properties, Inc.
Fourth Quarter 2007 Financing Activity
(dollars in thousands)

	Fixed Rate	Floating Rate	Total Debt

September 30, 2007 Debt*	$23,544,587	$3,347,058	$26,891,645
New Funding:
Property Related	55,000	—	55,000
Non-Property Related	—	—	—
Refinancings:
Property Related	243,197	(213,773)	29,424
Non-Property Related	—	—	—
Interest rate SWAP activity	(200,000)	200,000	—
Revolver Borrowings	—	211,350	211,350
Other Property Related	(62,368)	—	(62,368)

Net Change	35,829	197,577	233,406

December 31, 2007 Debt*	$23,580,416	$3,544,635	$27,125,051

*Includes Company’s share of debt of Unconsolidated Real Estate Affiliates.